Exhibit 10.1.1

[Cerecor, Inc. Letterhead]

October 10, 2016

Via FedEx and Email

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention: General Counsel

Fax: 317-433-3000

Re:Addendum to Effective Date of License Agreement to develop and commercialize LY3130481

Sir or Madam:

The License Agreement entered into by and between Eli Lilly and Company (“Lilly”) and Cerecor, Inc. (“Cerecor”) for Cerecor to develop and commercialize the Transmembrane AMPA Receptor Regulatory Protein (TARP) gamma-8-dependent AMPA receptor antagonist designated as LY3130481 was dated and effective September 8, 2016.  The actual date of signing was September 22, 2016.

This letter addendum hereby serves as notification by Cerecor of its intention, and by counter-signature below, of agreement and acceptance by Lilly, to amend the effective date of the License Agreement from September 8, 2016 to September 22, 2016.  Due to the time-sensitive nature of the SEC filings and reporting procedures,  Cerecor respectfully requests that Lilly provide the acknowledgement below, to amend the effective date of the License Agreement.

Sincerely,

/s/ Uli Hacksell

Uli Hacksell, PhD

CEO & President

Cerecor Inc

400 East Pratt Street, Suite 606

Baltimore, MD 21202

Acknowledgement and Agreement:

Lilly hereby acknowledges the correction to the effective date of the License Agreement and agrees that the License Agreement has become effective September 22, 2016, and that no further action is required to make this change to the effective date.

Name: /s/ Jan M. Lundberg

Title: Executive Vice President, Science and Technology, and President, Lilly Research Laboratories

Date:  October 13, 2016